UNIVERSAL INSURANCE HOLDINGS, INC. WITHDRAWS ITS
APPLICATION TO FORM AND LICENSE A HOMEOWNERS’ INSURANCE
SUBSIDIARY IN TEXAS; COMPANY WILL EXPLORE STRATEGIC
ALTERNATIVES IN TEXAS, INCLUDING A POSSIBLE ACQUISITION

Fort Lauderdale, Fla., January 12, 2010 - Universal Insurance Holdings, Inc. (the Company) (NYSE AMEX: UVE), a vertically integrated insurance holding company, announced that it has withdrawn its application to form and license a new Texas subsidiary, to be named Texas Platinum Property and Casualty Insurance Company, which would have written homeowners’ insurance coverage in Texas.  The Company will explore strategic alternatives, including the possible acquisition of an established, licensed homeowners’ insurance company in Texas, as a more efficient and effective strategy for expansion into Texas.  There is, of course, no assurance that it will be successful in doing so.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. (UIH) is a vertically integrated insurance holding company, which through its various subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of UIH, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Georgia, Hawaii, North Carolina and South Carolina. For additional information on the Company, please visit our investor relations Web site at www.universalinsuranceholdings.com

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-K for the year ended December 31, 2008, and the Company's Form 10-Q for the quarterly period ended September 30, 2009, for a discussion of the risk factors that could affect its operations. Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships; the Company’s financial stability rating; product pricing and revenues; and the effect of Federal or state laws and regulations. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov. The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

Investor Contact: Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com